                                                                   EXHIBIT 10.16

                        CONFIDENTIAL TREATMENT REQUESTED

                           ADOBE SYSTEMS INCORPORATED
                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement"), dated as of October 24,1997, is entered into by and between Adobe Systems Incorporated, 345 Park Avenue, San Jose, CA 95110-2407 ("Adobe"), and Infodata Systems Inc., 12150 Monument Drive, Suite 400, Fairfax, VA 22033-4058 ("Consultant").

         Adobe desires to retain Consultant as an independent contractor to perform consulting services for Adobe from time to time and Consultant is willing to perform such services, on the basis set forth more fully below.

         In consideration of the mutual promises contained herein, Adobe and Consultant agree as follows:

         1. SERVICES. Consultant agrees to perform the Services described in any Project Assignment pursuant hereto in a workmanlike manner according to the schedule of work set forth therein. A copy of the form of Project Assignment is attached hereto as EXHIBIT A ("Project Assignment"). Consultant agrees that the terms of this Agreement will apply to all services performed by Consultant for Adobe even if a Project Assignment form has not been completed for a special assignment. Consultant may perform services for any other person or entity so long as Consultant does not perform similar services for a direct competitor of Adobe's and so long as Consultant's performance of such services does not interfere with the performance of Consultant's obligations under this Agreement.

         2. PAYMENT FOR SERVICES. Adobe shall pay Consultant the fee set forth in the Project Assignment for the performance of the Services. Consultant acknowledges that its sole compensation for the Services shall be this fee, and that it shall not be entitled to any other compensation for the Services, including salary, bonuses, benefits or expense or other reimbursements.

         3. RELATIONSHIP OF PARTIES. Consultant shall perform the Services under the general direction of Adobe, but Consultant shall determine, in Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant shall at all times comply with applicable law. Consultant is an independent contractor and Consultant is not an agent or employee of Adobe, and has no authority whatsoever to bind Adobe by contract or otherwise. Consultant specifically agrees to comply at all times with Adobe's Insider Trading Policy Statement attached as EXHIBIT B ("Insider Trading Policy Statement").

         4. FACILITIES, EXPENSES, INSURANCE, RECORDS AND LICENSES. Consultant shall provide its own facilities and place of business to perform the Services (except as required to install software), and Consultant shall bear the entire cost of its
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facilities without reimbursement by Adobe. Adobe shall have no obligation to reimburse Consultant for any costs or expenses incurred by Consultant in the performance of its duties, and all such costs and expenses shall be borne by Consultant. Consultant shall be responsible for providing, for itself and its employees, at its expense and in its own name, disability, liability, workers' compensation and other business insurance as is necessary, appropriate and/or required by law. In connection with its performance of the Services, Consultant agrees that it will be solely responsible for, and will maintain, any records required by law. Consultant further agrees that it will obtain all required licenses (if any) relating to its performance of the Services.

         5. TAXES AND BENEFITS. No part of Consultant's compensation under this Agreement will be subject to withholding for any federal, state, social security, workers' compensation or other required taxes or payments. Adobe shall report all fees paid to Consultant to the Internal Revenue Service (and other taxing agencies) on Form 1099 or other appropriate forms. Consultant acknowledges and agrees that it shall be the obligation of Consultant to report as income, and pay all taxes upon, all compensation received by Consultant pursuant to this Agreement and Consultant agrees to indemnify Adobe and hold it harmless to the extent of any obligation imposed on Adobe to pay any taxes or insurance, including without limitations, withholding taxes, social security, unemployment, or disability insurance, including the interest and penalties thereon, in connection with any payments made to Consultant by Adobe pursuant to this Agreement. Consultant agrees to pay, indemnify and hold Adobe harmless from any Tax imposed by any governmental authority with respect to either or both of any payment to be made by Adobe under this Agreement or any item to be delivered by Consultant to Adobe under this Agreement. For purposes of this Agreement, "Tax" shall mean any tax, fee or cost not based on Adobe's net income, including, but not limited to, sales, use, excise, value added, withholding or similar tax or any fees and penalties or interest associated with any of the foregoing.

         6. INVENTIONS. All designs, artwork, software programs, brochures, manuals, products, procedures, drawings, notes, documents, information, materials, discoveries and inventions (hereafter "Designs and Inventions") made, conceived or developed by Consultant alone or with others which result from or relate to the Services, or which Consultant may receive from Adobe while performing the Services, shall be the sole property of Adobe. Consultant specifically agrees to assign all its rights, title and interest to any Designs and Inventions for which (i) Consultant has signed a Project Assignment in the form attached as EXHIBIT A ("Project Assignment"), (ii) Adobe provides Consultant with any Confidential Information (as defined in Paragraph 7 ("Confidentiality") below), or (iii) Consultant invoices Adobes. Adobe shall have the sole right to determine the method of protection for any such Designs and Inventions, including the right to keep the same as trade secrets, to file and execute patent applications thereon, to use and disclose the same without prior patent application, to file registrations for copyright or trademark thereon in its own name, or to follow any other procedure that Adobe deems appropriate. Consultant agrees (i) to disclose promptly in writing to Adobe all such Designs and Inventions, (ii) that Adobe has a power of attorney to apply for in Consultant's name, and (iii) to execute any applications and/or assignments reasonably necessary to obtain any patent, copyright, trademark or other statutory protection for such Designs and Inventions in Adobe's name as

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Adobe deems appropriate. These obligations to disclose, assist, and execute shall survive termination of this Agreement. At Adobe's option, it shall be entitled to use the name of Consultant in advertising and other materials.

         7. CONFIDENTIALITY. Consultant agrees to hold Adobe's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. Consultant further agrees to deliver promptly all Confidential Information in Consultant's possession to Adobe at any time upon Adobe's request. For purposes hereof, "Confidential Information" shall include all confidential and proprietary information disclosed by Adobe including but not limited to software source code, technical and business information relating to Adobe's current and proposed products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, finances, customers, suppliers, marketing and production, personnel and future business plans. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to Adobe or Consultant in the course of Adobe's business. The above obligations shall not apply to Confidential Information which is already known to Consultant at the time it is disclosed, or which before being divulged either
(a) has become publicly known through no wrongful act of the Consultant; (b) has been rightfully received from a third party without restriction on disclosure and without breach of this Agreement or other Agreements entered into by Adobe;
(c) has been independently developed by Consultant; (d) has been approved for release by written authorization of Adobe; (e) has been disclosed pursuant to a requirement of a governmental agency or of law.

         8. TERMINATION. This Agreement shall commence on the date first written below and shall continue until terminated as follows:

                  (A) Either party may terminate the Agreement in the event of a breach by the other party of any of its obligations contained herein if such breach continues uncured for a period of five (5) days after written notice of such breach to the other party;

                  (B) Either party may terminate this Agreement upon written notice to the other party if either party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of insolvency;

                  (C) Either party may terminate this Agreement for its convenience upon thirty (30) days written notice to the other if there is no outstanding Project Assignment. Adobe may terminate this Agreement for its convenience if Consultant has not commenced work under an outstanding Project Assignment. In addition, if Consultant has commenced work under a Project Assignment, Adobe may terminate an outstanding Project Assignment by paying Consultant a termination fee of ten percent (10%) of the unpaid next installment of the fee for services described in such Project Assignment.


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                  Upon the termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination shall not relieve Consultant or Adobe of their obligations under Paragraph 5 ("Taxes and Benefits"), Paragraph 6 ("Inventions"), Paragraph 7 ("Confidentiality") and Paragraph 9 ("General"), nor shall any such termination relieve Consultant or Adobe from any liability arising from any breach of this Agreement. Upon the termination of this Agreement for any reason, Consultant shall immediately return to Adobe any Adobe property or information (including Confidential Information) that is in Consultant's possession or control.

         9.       GENERAL.

                  9.1 PRE-EXISTING OBLIGATIONS. Consultant represents and warrants that Consultant is not under any pre-existing obligation or obligations inconsistent with the provisions of this Agreement.

                  9.2 ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be, provided that, Consultant may only assign this Agreement either in whole or in part with the prior written consent of Adobe.

                  9.3 EQUITABLE RELIEF. Because Consultant shall have access to and become acquainted with the Confidential Information of Adobe, Consultant agrees that Adobe shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or any other equitable relief without prejudice to any other rights and remedies that Adobe may have for the breach of this Agreement.

                  9.4 ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

                  9.5 GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to Agreements to be entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Conventions on Contracts for the International Sale of Goods is specifically excluded in its entirety from application to this Agreement. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

                  9.6 COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the full and complete understanding and Agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties thereto.

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                  9.7 NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified at the beginning of this Agreement or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date written below.

ADOBE:                                       CONSULTANT:

ADOBE SYSTEMS INCORPORATED                   INFODATA SYSTEMS INC.


By:      /s/ George Cacioppo                 By:      /s/ Richard M. Tworek
   -------------------------------              ---------------------------

Print                                        Print
Name:    George Cacioppo                     Name:     Richard M. Tworek
     -----------------------------                --------------------------

Title:   VP & GM Internet Division           Title:    Executive V.P.
       ---------------------------                  ------------------------

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                                    EXHIBIT A

                              PROJECT ASSIGNMENT #1
               UNDER CONSULTANT AGREEMENT, DATED: OCTOBER 24, 1997

PROJECT:

         Consultant shall render such services as Adobe may from time to time request in connection with the modifications of the Re:mark Software (the "Modifications") as set forth in Attachment 1 to this Exhibit A. The parties shall define the final specifications of the Modifications no later than November 7, 1997.

SCHEDULE OF WORK:

         The work will commence on October 24, 1997. Infodata will use commercially reasonable efforts to deliver the Modifications and the Alpha Version of the modified Re:mark Software no later than January 31, 1998. "Alpha Version" shall mean that version of the product for which the following are true: (i) the product is functionally complete (including installer) and the API's are frozen with no new coding planned; (ii) the product is assumed to be buggy; (iii) the product is ready for serious testing by Adobe with its test plans and test documentation written during the development phase. After delivery and acceptance of the Alpha Version of the product, Infodata shall deliver the beta version and release candidate of the product.

FEES AND REIMBURSEMENT:

         Fee:     $729,000 (the "Service Fee").

         Consultant shall invoice Adobe on the schedule set forth on Attachment 1 to this Exhibit A. The Service Fee shall be non-refundable, except in the event that Infodata materially breaches this Agreement or the proposed license agreement based on the terms set forth in the Letter of Intent, dated October 24, 1997, or in some other fashion demonstrates willful negligence (e.g., Infodata licenses or otherwise encumbers the Re:mark Software).

         Payment terms: net 15 days from the later of acceptance or receipt of invoice in Accounts Payable Department .

ASSIGNMENT OF COPYRIGHT:

         For good and valuable consideration, the undersigned sells, assigns and transfers to Adobe Systems Incorporated, a California corporation, and its successors and assigns, the copyright in and to the above work(s) which were created by the undersigned and all right title and interest of the undersigned, vested and contingent therein and thereto.


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Executed as of ______________________________________________________, 19__.



ADOBE: /s/ George Cacioppo                  CONSULTANT: /s/  Richard M. Tworek
      --------------------                              ----------------------


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                                  ATTACHMENT 1
                                       TO
                                    EXHIBIT A
                                       OF
                              CONSULTING AGREEMENT,
                              DATED OCTOBER 24,1997

                                Modification Plan

         Infodata will enhance Re:mark Software on a service fee basis to meet Adobe's requirements. Infodata will use Re:mark 2.04 for Windows source code as the base for development of the enhancements herein.

                 DESCRIPTION OF MODIFICATIONS TO THE TECHNOLOGY

1.       PLUG-IN FORMAT:
lnfodata shall deliver plug-in source code in Adobe standard template format for an Acrobat plug-in.

2.       MACINTOSH POWERPC VERSION:
Infodata shall develop a Macintosh PowerPC Version on          *           .
      * "blue box' compatibility (similar to pending Acrobat blue box support) is required.

3.       MULTILINGUAL CAPABILITY:
Infodata shall enhance Re:mark Software to support double-byte and roman localization. Infodata shall perform a mock translation by the Delivery Date. Infodata shall modify Re:mark Software to follow the Adobe Release Engineering specifications so Adobe Release Engineering can generate a Localization kit for the translators. If translations are to be made to French, German, Japanese, Chinese, Korean, Dutch, Swedish, Spanish and Italian, such Stations will be done by Adobe translators, but lnfodata shall fix any and all bugs in the core code of Re:mark Software and/or the Modified Re:mark Software relating to Localization.

4.       UPDATE RE:MARK FILE FORMAT:
Infodata shall document and present the Re:mark file format to * and implement the changes that it recommends. Changes are expected in the following areas: using appearances for drawing annotations, implementing * at the annotation level and cosmetic changes to the keys used in Re:mark annotations.


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*       Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

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5.       USER INTERFACE:
lnfodata shall modify the User Interface of Re:mark Software, including the
Re:mark toolbar, so that such User Interface is compliant with that of    *
   . Infodata shall modify Re:mark Software to support the new * , if appropriate, and to support new command key equivalents and changes to menus and toolbars as appropriate. No dialog changes are anticipated at this time.



6.       *:
lnfodata will extend the   *   feature in Acrobat to include notes from Re:mark
Software annotations              *                                           .


7.       PRIOR RE:MARK VERSIONS SUPPORT:
Infodata shall modify Re:mark Software to support previous versions of Re:mark Software.
Annotations saved in previous versions of Re:mark will be readable,           *
                             .  Some annotations
                *             will no longer be supported.

8.       IMPORT/EXPORT API FEATURE:
Infodata shall develop a feature to import and export annotations in * .


9.       DEVELOP         *         CAPABILITY:
Infodata shall enhance and extend Re:mark Software to                         *
                               .  The    *         will be integrated into the
Modified Re:mark Software and will not require any additional plug-ins or
libraries for development or use by third parties.     *      should work both
in the browser window and with the                   *       directly.


10.      OPTIONAL:  DEVELOP         *         CAPABILITY: The feature described
in this Section 10 ( * capability) may be developed and delivered at lnfodata's option; provided that such optional modification, if developed and delivered, must be delivered to Adobe no later than the Delivery Date; provided further that the development work on this optional feature shall not delay or otherwise impede Infodata in fully performing all other Modifications specified in this Modification Plan. Infodata's failure to deliver the feature described in this
Section 10 shall not effect a Service Fee reduction. Except for the Service Fee, Adobe shall not be responsible for any additional charge or expense for this optional feature. Optional Feature: Infodata may also deliver an optional feature to develop * capability which will enhance and extend Acrobat to support
*          using the      *      .  The    *   will be integrated into the
Modified Re:mark Software and will not require any additional plug-ins or libraries for development or use by third parties. The user interface for the
     *     component will look similar to Infodata's        *      .

--------
          * Material omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Commission.

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
11.      INTEGRATE WITH ADOBE ENGINEERING PROCESS:
Infodata shall assist Adobe engineer on the project to integrate Re:mark build process into the normal Adobe Engineering process. Infodata shall support the transfer of Re:mark Software and Modified Re:mark Software source code and build processes.

12.      PROVIDE INTERNAL DOCUMENTATION:
Infodata shall update current (as is) internal documentation for Re:mark Software with a maximum of two person-week effort.

13.      PROVIDE QA TEST DOCUMENTS AND ASSISTANCE:
Infodata shall provide Adobe all QA Test Documents used to test Re:mark. Infodata shall provide at least 2 person-weeks of assistance to help Adobe QA get familiar with Re:mark.

14.      QUALITY ASSURANCE TESTING:
Adobe shall perform all Quality Assurance testing on the delivered and accepted Alpha Version, Beta Version and Release Candidate of the Modified Re:mark. Adobe may, at its discretion, perform Quality Assurance testing on any intermediate release of the Modified Re:mark Software.


15.      END USER DOCUMENTATION:
In connection with the license of the Modified Re:mark Software, Infodata shall deliver the end user documentation related to the Re:mark Software. Adobe will
be responsible for modifying such documentation for the release of     *      .


 ASSUMPTIONS

WINDOWS PLATFORMS:
-Support                                          *                           .
-No support for         *           .

MACINTOSH PLATFORMS:
-Will support              *            .
-No support for                         *                       but "blue box"
compatibility (similar to pending Acrobat blue box support) required.

ACROBAT PLATFORMS:
-Support for     *       .
-No plug-in support for viewing notes or some annotations in        *         .
-No support for           *           .


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*       Material omitted pursuant to a request for confidential treatment.
         The omitted material has been separately filed with the Commission.

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
OPERATION UNDER BROWSERS:
-Type/vendor of browser transparent to Re:mark.
-Will only test with Netscape and Microsoft Internet Explorer.
-Use the Acrobat     *       when         *          within                   *
      .
-Use the browser's       *       when operating in the Browser window.
-       *           will work in an external Acrobat window or within Acrobat.

APPEARANCE SUPPORT:
- Design may depend on resolution of          *                 requirements.
- Operation under     *     will be limited to                                *
                                                                  .

SECURITY:
- Re:mark            *           security will be retained.
- Encryption of secured Re:mark     *     will be converted to    *   if
required by   *   ; will be independent of, and in addition to,   *           .
- No special license agreement required for   *   .

USER INTERFACE:
- Adobe will provide specifications, necessary Acrobat SDK extensions to support required enhancements to Re:mark.
- Only Acrobat tool bar and menu items need to be updated; Re:mark dialogs okay as is.
- New          *          support will be added if appropriate.

RE:MARK PRODUCT CHANGES:
- Support for current Re:mark      *              will be removed.
- Re:mark    *      will be updated to be more consistent with    *     ; Adobe
will provide technical support.

COST ESTIMATION
Infodata estimates the total effort required to develop the above features (Alpha Version - feature complete version) to be 133 person weeks (not including the Adobe engineer).

lnfodata further estimates the effort required during the Alpha Version and Beta Version stages of development to be 52 person weeks (not including the Adobe engineer). This estimate is based on the Alpha Version and Beta Version stages lasting for a total period of six months (January through June).

Infodata will provide all of these services on a time and materials basis at a substantially reduced rate of $85 per man-hour. This substantially reduced rate will be valid until June 30,


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*       Material omitted pursuant to a request for confidential treatment.
        The omitted material has been separately filed with the Commission.

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
1998. Based on this rate, and the estimates provided above, the total cost (Service Fee) to deliver a complete version of Re:mark is approximately $729,000, and the project fee shall not exceed this $729,000 unless Adobe materially revises the specifications of the Modifications and the parties mutually agree to revise the Service Fee.

DELIVERY SCHEDULE
Based on a start date of October 24, 1997 and the above-listed assumptions, Infodata anticipates delivery of the above-described enhancements by the Alpha (feature-complete) date requested by Adobe of January 31, 1998. Infodata will provide a weekly Project report to Adobe's Project Manager and identify any delays or "red flags" as early in the development process as possible.

SERVICE FEES
Adobe shall pay the Service Fee in installments based upon calendar dates and/or the successful completion of certain milestones:

(i)      $100,000 payable upon signing of the Letter of Intent;
(ii)     $125,000 payable on November 30, l997;
(iii)    $125,000 payable on December 31, 1997;
(iv)     $125,000 payable on January 31, 1997;
(v) $125,000 payable upon Adobe's acceptance of the Alpha Version of the Modified Re:mark Software;
(vi) $129,000 (or the remaining Service Fee, if the Service Fee was revised by agreement of the parties) paid upon Adobe's acceptance of the Release Candidate of the Modified Re:mark Software.

SERVICE FEE REDUCTION
If Infodata fails to deliver the Modifications and the Alpha Version of the Modified Re:mark Software by February 10, 1998 (through no delay or fault of Adobe's), the Service Fee payment due upon acceptance of the Alpha Version ($125,000) shall be reduced by 10% ($12,500).

ACCEPTANCE PROCEDURES
Upon receipt of any deliverables by lnfodata (e.g., Alpha Version, Beta Version, Release Candidate), Adobe will test and accept or reject such deliverables within two weeks of its receipt. If any release of the Modifications or Modified Re:mark Software fails to meet any of the requirements in the Modification Plan or in the event that Infodata fails to provide the deliverable in accordance with the schedule provided within the Modification Plan, Adobe shall notify Infodata in writing, and lnfodata shall have an additional fourteen (14) calendar days (the "Correction Period") in which to correct or modify the deliverables to meet the requirements or to provide the deliveries, and to resubmit or submit such deliverables to Adobe for testing. If the deliverables fail to meet the requirements at the end of the Correction Period, then at Adobe's option, (1) the Correction Period may be extended as may be agreed by the parties, (2) Adobe may terminate the applicable Consulting Agreement or the Agreement, or (3) Adobe may supply, correct or complete the deliverable item and either deduct an amount equal to Adobe's fully-burdened costs (including without limitation direct internal labor and fringe benefits and any sums, including royalties, paid to third parties) from any payments due to Infodata or receive a refund from Infodata for such costs up to the total amount of the Service Fee paid by Adobe hereunder. For the purpose of calculating Adobe's fully-burdened costs pursuant to subsection (3) of this paragraph, internal labor costs shall be expensed at a rate of $85 per man-hour. Adobe's fully-burdened costs shall be base If Adobe does not notify Infodata in writing of its rejection of a deliverable within two weeks of its receipt by Adobe, then Adobe shall be deemed to have accepted such deliverables.



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
ADOBE REQUIREMENTS

In connection with the development undertaken by Infodata pursuant to this Modification Plan, Adobe shall undertake the following:

1.       Adobe will extend the    *     to support an     *       feature.

2.       Adobe will provide technical assistance to Infodata engineers in
         implementing the    *    feature, particularly with respect to
         Acrobat      *                .

3.       Adobe will generate the     *     to assist in the     *    of the
         Modified Re:mark Software.

4. Adobe will perform the translation of Re:mark strings to all other languages besides English.

5.       Adobe will extend the    *   to support "annotations" to support
         Import and Export of Re:mark annotations in the      *       .


6. Adobe will provide one senior engineer to work on the Modifications from the agreed upon start date of this project till the release of
             *      .


7. Adobe will provide engineering assistance in making Re:mark dialog boxes run under Netscape and Internet Explorer browsers.

8.       Adobe will provide technical assistance as necessary to Infodata to
         help get approval of the Re:mark   *    (including    *    ) from the
                *      committee.

9. Adobe will provide Infodata standard third-party access to certain engineering servers, subject to written agreement and a specified level of access.

10.      Acrobat's   *   will, at a minimum, support   *    including      *
                .

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*       Material omitted pursuant to a request for confidential treatment.
        The omitted material has been separately filed with the Commission.

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